UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 20, 2010
Date of Report (Date of earliest event reported)

Searchlight Minerals Corp.
(Exact name of Registrant as specified in its charter)

Nevada	000-30995	98-0232244
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

#120 – 2441 West Horizon Ridge Pkwy., Henderson, Nevada 89052
(Address of principal executive offices)
(Zip Code)

(702) 939-5247
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     OTHER EVENTS.

On August 20, 2010, Harry B. Crockett, a director of Searchlight Minerals Corp. (the “Company”), entered into a modification to his existing Rule 10b5-1 trading plan, which originally had been entered into on November 25, 2009.  The original trading plan was an agreement between Mr. Crocket and a broker to sell up to 1,000,0000 of Mr. Crockett’s shares of the Company’s common stock at various predetermined prices, with an expiration date of November 25, 2010.   As of August 27, 2010, 500,000 shares had been sold pursuant to the original trading plan.

The modified plan provides that the remaining 500,000 shares may be sold from September 3, 2010 until its expiration date of September 3, 2011.  In addition, the shares are to be sold at then current market prices, rather than at predetermined prices.

The modification also includes a limitation on the open market sales of the shares by Mr. Crockett under the modified plan.  On any given day, such sales may not exceed 10% of the volume of trading in the Company’s securities for the prior trading day, and during each calendar month, such sales may not exceed an aggregate of 100,000 shares of the Company’s common stock.

Mr. Crockett informed us that this modified plan is part of his individual long-term strategy for asset diversification, tax and estate planning. The modified plan is set up in accordance with Rule 10b5-1 under the Exchange Act and the Company’s policies regarding stock transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Dated: August 27, 2010	By:	/s/ Ian R. McNeil
Ian R. McNeil
President